Exhibit 4.3

OMNIBUS AMENDMENT

This Omnibus Amendment (this “Amendment”) is entered into as of February 20, 2026 by and between YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), and JUPITER NEUROSCIENCES, INC., a company incorporated under the laws of the State of Delaware (the “Company”), with reference to (1) that certain Standby Equity Purchase Agreement, dated as of October 24, 2025, by and between the Investor and the Company and the amendment thereto dated November 19, 2025 (such agreement, the “SEPA”), (2) that certain Registration Rights Agreement, dated as of October 24, 2025, by and between the Investor and the Company (such agreement, the “RRA”), (3) that certain Convertible Promissory Note, issued October 24, 2025 in an original principal amount of $4,000,000 delivered by the Company to the Investor and bearing Number JUNS-1 (the “October Note”) and (4) that certain Convertible Promissory Note, issued December 23, 2025 in an original principal amount of $2,000,000 delivered by the Company to the Investor and bearing Number JUNS-2 (the “December Note” and, together with the October Note, the “Notes”). Collectively, the SEPA, RRA, the Notes and all other instruments, agreements or other items executed or delivered in connection with either of the foregoing are referred to as the “Transaction Documents.” Undefined terms herein have the same definitions set forth in the Transaction Documents. The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

By this Amendment, the Company and the Investor have agreed to amend and restate Section 1(c) of each of the Notes on the following terms:

1. Monthly Payments. Commencing on April 1, 2026, the Company shall make monthly cash payments and continuing on the same day of each successive Calendar Month (an “Installment Date(s)”) outlined in the repayment schedule attached hereto (the “Repayment Schedule”) until the entire outstanding principal amount shall have been repaid. Each monthly cash payment shall be in an amount equal to the outstanding Principal, outlined in the Repayment Schedule, in the aggregate among the Notes and all Other Notes (or the outstanding Principal if less than such amount) as of the Installment Date (the “Principal Amount”), plus (ii) the Payment Premium in respect of such Principal Amount, plus (iii) all accrued and unpaid interest hereunder as of each payment date (the “Installment Amount”). With respect to the payment of any Installment Amount by the Company hereunder, the Company shall, at its own option, repay each Installment Amount either (i) in cash on or before the Installment Date, or (ii) by submitting an Advance Notice (an “Advance Repayment”), or a series of Advance Notices, each with an Advance Date on or before the applicable Installment Date, or any combination of (i) or (ii) as determined by the Company. In respect of any Installment Amount, or portion thereof, to be repaid by the Company in cash, the Company shall pay such Installment Amount to the Holder by wire transfer of immediately available funds in cash on or before such Installment Date. If the Company elects (or is deemed to have elected, as set forth below) an Advance Repayment in accordance with this Section for all or a portion of an Installment Amount, then the Company shall deliver an Advance Notice to the Holder in the amount of the Installment Amount without the Payment Premium in accordance with the terms and conditions of the SEPA, that will have an Advance Date on or before the applicable Installment Date. Upon the closing of such Advance Notice in accordance with the SEPA, the Holder shall offset the amount due to be paid by the Holder to the Company under the SEPA against an equal amount of the Installment Amount without the Payment Premium to be paid by the Advance Repayment. If, on the Installment Date any portion of the Installment Amount remains unpaid, the Company shall repay such outstanding Installment Amount as a cash repayment in accordance with this Section.

For so long as this Note is outstanding, or unless otherwise agreed by the Holder, if the Company delivers an Advance Notice under the SEPA, the following provisions shall apply: (A) the Company shall be deemed to have elected an Advance Repayment in respect of such Advance Notice, and proceeds from such Advance Notice shall first be applied to satisfy the Installment Amount then due or, if no Installment Amount is then due, to satisfy the Installment Amount that will become due on the next upcoming Installment Date; (B) if the amount requested in an Advance Notice exceeds the applicable Installment Amount described in clause (A), then, after application of proceeds sufficient to satisfy such Installment Amount, the remaining proceeds shall be allocated as follows: (i) fifty percent (50%) shall be distributed to the Company and (ii) fifty percent (50%) shall be retained by the Holder and applied to prepay Installment Amounts due on subsequent Installment Dates, in reverse chronological order, until this Note is fully repaid; and (C) any conversion of this Note made by the Holder shall have the effect of reducing the amount due under this Note or on any Installment Date, (i) first with respect to the amounts due under this Note and (ii) second with respect to the amounts due on the next Installment Date, by the amount of such conversion.

2. Effect; Continuing Validity. The Transaction Documents are amended to the extent necessary to give effect to this Amendment, and the terms of this Amendment shall supersede any contrary terms in Transaction Documents. Each reference to the “Note” in the October Note and the December Note shall be deemed to refer to the Notes as modified by this Amendment. Except as specifically set forth herein, the terms and conditions of the Transaction Documents shall remain unmodified and are hereby ratified by the Parties. The Company acknowledges and agrees that, except as otherwise expressly provided in this Amendment, all terms, conditions and provisions of the Transaction Documents shall continue in full force and effect and remain unaffected and unchanged. This Amendment in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Transaction Documents, or the priority thereof. Such liens, security interests and rights are hereby ratified, confirmed, renewed and extended in all respects. The Transaction Documents, any other security for payment of the Notes, and all rights, remedies, titles, liens and equities securing the Transaction Documents as hereby modified and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the YAII and the indebtedness evidenced thereby.

3. Not a Novation. This Amendment is a modification only and not a novation. This Amendment is to be considered attached to the Notes and made a part thereof. This Amendment shall not release or affect the liability of any guarantor, surety or endorser of the Notes, or release any owner of collateral securing the Notes. The validity, priority and enforceability of the Notes shall not be impaired hereby.

4. This Amendment One of the Transaction Documents. From and after the date hereof, this Amendment is and shall be deemed a part of the Notes and shall be deemed a Transaction Document. An event of default under this Amendment shall constitute an Event of Default under the Notes.

5. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically shall be equally as effective as delivery of a manually executed counterpart of this Amendment. No waiver of any provision of this Amendment shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment to be duly executed by a duly authorized representative as of the date first written above.

COMPANY:
JUPITER NEUROSCIENCES, INC.

By:	/s/ Christer Rosén
Name:	Christer Rosén
Title:	Chairman and Chief Executive Officer

INVESTOR:
YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manger

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matthew Beckman
Name:	Matthew Beckham
Title:	Member

REPAYMENT SCHEDULE